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                                                                 EXHIBIT 99.1

                                                             2 September 1999

                       OCEAN COMPLETES FORMALITIES FOR
                ACQUISITION OF LEADING USA LOGISTICS BUSINESS

Ocean Group plc, one of the world's leading global logistics companies, today announced the successful completion of its acquisition of Mark VII, Inc, a NASDAQ quoted multi-modal transportation logistics company. Ocean effected the acquisition on 1 September 1999 by merging its indirect subsidiary, MSAS Acquisition Corporation, with and into Mark VII, with Mark VII continuing as an indirect, wholly owned subsidiary of Ocean. The merger followed the tender by MSAS Acquisition Corporation for all outstanding shares of Mark VII at $23.00 per share. Pursuant to the Offer, MSAS Acquisition Corporation purchased shares representing 98.95% of all Mark VII common stock outstanding. In the merger, each outstanding Mark VII common share not previously purchased in the Offer was converted into the right to receive the same $23.00 per share cash price paid in the Offer. Ocean announced the terms of the offer and the merger on 27 July 1999.

The cash offer and merger at $23 per share values the company at $227m (L143m). The consideration will be satisfied out of Ocean's existing cash reserves and new banking facilities.

                                 -   ENDS   -

FOR FURTHER INFORMATION PLEASE CONTACT:

     John Allan, Chief Executive                 Tel: 01344 744363
     John Coghlan, Finance Director              Tel: 01344 744406
     Ian Smith, Group Commercial Director        Tel: 01344 744407
     Tony Lascelles, Company Secretary and       Tel: 01344 744409
     Director of Corporate Affairs



         FURTHER INFORMATION ON OCEAN GROUP PLC AND ITS BUSINESSES IS
            AVAILABLE ON OCEAN'S WEBSITE:  WWW.OCEANGROUP.UK.COM